EXHIBIT 4.10

[Form of Promissory Note]

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$[ ] New York, New York [ ], 200

For value received, WARP TECHNOLOGY HOLDINGS, INC. (the Borrower), promises to pay to the order of FORTRESS CREDIT CORP. (the Holder), or its registered assigns the unpaid principal amount of the Advance stated above made by the Holder to the Borrower pursuant to the Credit Agreement referred to below, together with all additions to the principal thereof by the addition of the PIK Interest referred to below, which amount may exceed the principal amount stated above. The aggregate principal amount of this Promissory Note shall be due and payable in instalments, in accordance with and as set forth in the Credit Agreement; provided, however, that in all events the final principal payment on this Promissory Note shall in any and all events equal the outstanding principal amount hereof. The Borrower further promises to pay interest on the unpaid principal amount of each such Advance (including such PIK Interest) on the dates, at the rate and in the manner provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States of America and in immediately available funds in accordance with the Credit Agreement. Annex I hereto sets forth certain scheduled repayment amounts, as more fully discussed in the Credit Agreement.

The Advance made in the aggregate principal amount of $[ ] by the Holder and all repayments of the principal thereof, and all additions to the principal thereof by the addition of the PIK Interest to such principal balance pursuant to Clause 8.3(b) (Payment of interest) of the Credit Agreement, shall be recorded by the Holder prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to the Advance then outstanding shall be endorsed by the Holder on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, and in Schedule 7 (Principal due) to the Credit Agreement; provided that the failure of the Holder to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Promissory Note is one of the Promissory Notes referred to in the Credit Agreement dated as of [ ], 2005 (as the same shall be modified and supplemented and in effect from time to time, the Credit Agreement), among the Borrower, any other Obligors party thereto from time to time, the Lenders party thereto from time to time and Fortress Credit Corp., as Agent. Terms used but not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement. The obligations of each Borrower hereunder shall be joint and several.

Reference is made to the Credit Agreement for provisions for the prepayment, the acceleration of the maturity and the limitations on the transferability of this Promissory Note. Reference is made to the Security Documents made by the Borrower and/or any other Obligors, as applicable, all securing, among other things, the obligations of the Borrower hereunder.

This Promissory Note shall be construed in accordance with and governed by the law of the State of New York.

The ownership of an interest in this Promissory Note shall be registered on a record of ownership maintained by the Agent. Notwithstanding anything else in this Promissory Note to the contrary, the right to the principal of, and stated interest on, this Promissory Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation; provided that the Agent causes such transfer to be so registered and the transferee to be so identified, in each case promptly following notice from the Holder. Subject to the preceding sentence, the Borrower and the Agent shall be entitled to treat the registered holder of this Promissory Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Promissory Note on the part of any other person or entity.

IN WITNESS WHEREOF, the parties hereto have caused this Promissory Note to be executed as of the day and year first written above.

WARP TECHNOLOGY HOLDINGS, INC.

By:

[name]

[title]

FORTRESS CREDIT CORP.

By:

[name]

[title]